                                                                    EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

July 1, 2003                                   Contact:   Investor Relations
                                               Phone:     865-380-3206
                                               Fax:       865-380-3784

CLAYTON HOMES, INC. (CMH: NYSE) RECEIVES SECOND FAVORABLE COURT DECISION

Today, the Delaware Chancery Court denied the request of Mark Blosser, a Clayton Homes stockholder, to expedite consideration of his lawsuit to postpone the special meeting of Clayton Homes' stockholders to consider the proposed merger between Clayton Homes and a subsidiary of Berkshire Hathaway. The court found that Blosser was not entitled to expedited treatment of his injunction effort due to his considerable and conscious delay in bringing the action before the court.

We are pleased that the Court recognized the merits of our position and rendered another favorable decision. We will proceed with the July 16 special meeting of the Company's stockholders to vote on the proposed merger.

Clayton Homes, Inc. is a vertically integrated manufactured housing company with 20 manufacturing plants, 296 Company owned stores, 611 independent retailers, 86 manufactured housing communities, and financial services operations that provide mortgage services for 168,000 customers and insurance protection for 100,000 families.

This press release contains forward-looking statements with respect to management's beliefs about the financial condition, results of operations and business of Clayton Homes in the future. These statements involve risks and uncertainties. The actual outcome could differ materially from that contemplated by such statements. Factors that could cause or contribute to such differences could include, but are not limited to: market conditions in the manufactured housing market, the degree of continued market acceptance of Clayton Homes' products, competition, failure of the requisite stockholders to approve the merger, litigation related to the merger, and merger-related costs and expenses. The non-merger related factors mentioned above, as well as other factors that could affect Clayton Homes' business, are discussed in Clayton Homes' Annual Report on Form 10-K for the fiscal year ended June 30, 2002, on file with the Securities and Exchange Commission. Clayton Homes does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.